==============================================================================
                   U.S. Securities and Exchange Commission
                            Washington, D.C. 20549
              ---------------------------------------------------

                                  FORM 8-K/A
                                 Amendment 1

                                CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): April 1, 2000

                               MITY-LITE, INC.
            (Exact name of registrant as specified in its charter)

        Utah                       0-23898                      87-0448892
  (State or other                (Commission                 (I.R.S. Employer
   jurisdiction                  File Number)                 Identification
 of incorporation)                                                 No.)


                              1301 West 400 North
                               Orem, Utah 84057
               (Address of principal executive offices, zip code)

      Registrant's telephone number, including area code:  (801) 224-0589



                                      N/A
         (Former name or former address, if changed since last report)

==============================================================================

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

     On March 31, 2000, Mity-Lite, Inc. announced that the Company had entered into an agreement to acquire the remaining 50.1 percent of the stock of DO Group, Inc., a privately-held manufacturer of specialty office seating and office systems based in Elkhart, Indiana. DO Group markets its products under the Domore, DO3, JG and Corel tradenames. The transaction closed on April 1, 2000.

     The transaction calls for the exchange of approximately $2.2 million cash and 41,000 shares of Mity-Lite stock for the remaining 50.1 percent of DO Group stock from the DO Group shareholders. In addition, Mity-Lite will assume approximately $1.0 million in long-term debt and $2.5 million in short term borrowings. The acquisition will be treated for accounting purposes as a purchase. DO Group, Inc. has become a wholly owned subsidiary of Mity-Lite. For the twelve months ended March 31, 2000, DO Group will generate net sales of nearly $13 million, excluding $5 million of intercompany sales. Cash for the purchase was generated from operations. Attached hereto as Exhibit
2.12 is the Stock Purchase Agreement.

ITEM 7.  EXHIBITS.

(a) Financial statements of business acquired.




                     REPORT OF INDEPENDENT AUDITORS


Board of Directors
DO Group, Inc.
Elkhart, Indiana

We have audited the accompanying consolidated balance sheets of DO Group, Inc. and Subsidiary as of March 31, 1999 and 1998, and the related consolidated statements of income and accumulated deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DO Group, Inc. and Subsidiary as of March 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.




Crowe, Chizek and Company LLP

Elkhart, Indiana
May 4, 1999

                             DO GROUP, INC.
                     CONSOLIDATED BALANCE SHEETS
                       March 31, 1999 and 1998

                                                       1999           1998
                                                       ----           ----
ASSETS
Current assets
   Cash                                            $   66,810      $  10,073
   Accounts receivable (after allowance for
     doubtful accounts: 1999 - $53,999; 1998
     - $65,413)                                     2,889,524      1,899,306
   Receivable from related party                       28,393           -
   Insurance proceeds receivable                         -           799,272
   Inventories                                      1,629,794      1,443,257
   Deferred tax asset                               1,133,000        905,000
   Prepaid expenses                                   223,663        153,787
                                                    ---------      ---------
Total current assets                                5,971,184      5,210,695

Net property, plant and equipment                   1,456,271      1,315,306

Other assets
   Receivables from related parties                      -           102,479
   Deferred tax asset                                 567,000        845,000
   Other assets                                         4,001          3,983
                                                    ---------      ---------
                                                      571,001        951,462
                                                    ---------      ---------
                                                   $7,998,456     $7,477,463
                                                    =========      =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
   Checks written in excess of bank balance        $  362,956     $  223,788
   Note payable                                     2,501,123      3,306,207
   Current maturities of long-term debt             1,069,218           -
   Accounts payable                                   808,313      1,400,478
   Accrued salaries and commissions                   347,556        248,736
   Accrued other taxes                                321,438        496,093
   Customer deposits                                  111,992         13,232
   Accrued warranty                                   129,313        274,000
   Other current liabilities                          101,442        125,408
                                                    ---------      ---------
Total current liabilities                           5,753,351      6,087,942
Long-term debt                                         35,261      1,000,000

Shareholders' equity
   Common stock, no par value; 2,526 shares
      authorized and 2,525.242 shares issued
      and outstanding                               2,474,308      2,474,308
   Additional paid-in capital                         721,921        824,400
   Accumulated deficit                               (986,385)    (2,909,187)
                                                    ---------      ---------
                                                    2,209,844        389,521

                                                   $7,998,456     $7,477,463
                                                    =========      =========
              See accompanying notes to financial statements

                          DO GROUP, INC.
               CONSOLIDATED STATEMENTS OF INCOME
                     AND ACCUMULATED DEFICIT
              Years ended March 31, 1999 and 1998

                                                       1999           1998
                                                       ----           ----
Sales                                             $15,138,564    $12,145,282

Cost of goods sold                                 10,281,586      8,225,598
                                                  -----------    -----------

Gross profit                                        4,856,978      3,919,684

Selling, general and administrative
  expenses                                          2,509,209      2,272,017
                                                  -----------    -----------

Income before interest expense and income taxes     2,347,769      1,647,667

Interest expense                                      374,967        445,142
                                                  -----------    -----------

Income before income taxes                          1,972,802      1,202,525

Provision for income taxes                             50,000           -
                                                  -----------    -----------

Net income                                          1,922,802      1,202,525

Accumulated deficit at
  beginning of year                                (2,909,187)    (4,111,712)
                                                  -----------    -----------


Accumulated deficit at end of year                $  (986,385)   $(2,909,187)
                                                  ===========    ===========
              See accompanying notes to financial statements

                              DO GROUP, INC.
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                        March 31, 1999 and 1998

                                                       1999           1998
                                                       ----           ----
Cash flows from operating activities
   Net income                                     $ 1,922,802    $ 1,202,525
   Adjustments to reconcile net income to net cash
    from operating activities
       Depreciation                                    94,253         93,632
       Gain on sale of assets                          (3,592)          -
       Provision for losses on accounts receivable       (517)       (37,709)
       Deferred income taxes                           50,000           -
       Changes in assets and liabilities
          Accounts receivable                      (1,018,094)      (129,548)
          Insurance proceeds receivable               799,272       (799,272)
          Inventories                                (186,537)       435,666
          Other assets                                (69,894)         7,977
          Checks written in excess of bank balance    139,168       (466,317)
          Accounts payable                           (592,165)      (641,257)
          Other liabilities                          (145,729)      (647,743)
                                                   ----------     ----------
       Net cash from operating activities             988,967       (982,046)

Cash flows from investing activities
   Capital expenditures                              (236,627)      (167,968)
   Proceeds from sale of assets                         5,001         17,025
                                                   ----------     ----------
       Net cash from investing activities            (231,626)      (150,943)

Cash flows from financing activities
   Net increase (decrease) in bank line of credit    (805,085)     1,075,471
   Borrowing on long-term debt                        108,666           -
   Principal payments on long-term debt                (4,185)          -
                                                   ----------     ----------
       Net cash from financing activities            (700,604)     1,075,471

Net change in cash                                     56,737        (57,518)

Cash at beginning of year                              10,073         67,591
                                                   ----------     ----------
Cash at end of year                               $    66,810    $    10,073
                                                   ==========     ==========

Supplemental disclosure of cash flow information
   Cash paid (received) during the year for
      Interest                                    $   383,829    $   423,927
      Income taxes                                     (5,941)       (50,728)

Supplemental disclosure of non-cash activities

   During the year ended March 31, 1999, accounts receivable to related parties of $102,479 were transferred to a shareholder of DO Group, Inc. as a return of capital.

              See accompanying notes to financial statements

                              DO GROUP, INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        March 31, 1999 and 1998

NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

OPERATIONS: Do Group, Inc. (the Company) is a holding company for its wholly owned subsidiary, Sican Corp., which primarily designs and manufactures office modular systems and seating products and sells to dealers, commercial businesses and government agencies throughout the country.

At March 31, 1999 and 1998, two customers accounted for 58% and 70%, respectively, of the Company's total accounts receivable. The Company derived 48% and 46% of sales for the years ended March 31, 1999 and 1998, respectively, from two customers. Although management does not expect these customers to discontinue or reduce substantially their business with the Company, the loss of these customers or a significant decrease in the volume of business with them would have a significant impact on the Company's operations.

BASIS OF PRESENTATION: The Company is owned by three companies, of which one company, Mity-Lite, Inc. is a public company with a minority ownership position.

Mity-Lite, Inc. holds a put option to put back its investment in the Company to the other shareholders at any time during the next year at a value specified in the put agreement in exchange for cash. In May 2000, the majority owners of the Company have the right to convert their interest in the Company into stock of Mity-Lite, Inc.

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated.

REVENUE RECOGNITION:  Revenue is recognized upon shipment of product.

ALLOWANCE FOR DOUBTFUL ACCOUNTS: An allowance for doubtful accounts is based upon estimates regarding collectibility of outstanding accounts receivable including historical collection trends.

INVENTORIES: Inventories are valued at the lower of cost (first-in, first-out method) or market.

PROPERTY, PLANT AND EQUIPMENT AND DEPRECIATION: Assets are recorded at cost. Depreciation is provided using both accelerated and straight-line methods over the estimated useful lives of the various assets.

ACCOUNTING FOR INCOME TAXES: Income tax expense is based on the amount of taxes due on its tax return plus deferred taxes computed based on the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, using enacted tax rates.

WARRANTY RESERVES: A reserve for warranty costs is based upon estimates regarding anticipated warranty expenses related to products sold and includes analysis of historical warranty expense trends.

ESTIMATES: Management must make estimates and assumptions in preparing financial statements that affect the amounts reported therein and the disclosures provided. These estimates and assumptions may change in the future and results could differ. Estimates which are particularly susceptible to change in the near term are the allowance for doubtful accounts, inventory, deferred tax assets and accrued warranty.


NOTE 2 - INVENTORIES

Inventories at March 31 consist of the following:

                                                    1999           1998
                                                    ----           ----
   Raw materials                                $1,202,112     $1,300,621
   Work-in-process                                 373,639        123,662
   Finished goods                                   54,043         18,974
                                                 ---------      ---------
                                                $1,629,794     $1,443,257
                                                 =========      =========


NOTE 3 - PROPERTY, PLANT AND EQUIPMENT

Net property, plant and equipment at March 31 consists of the following:

                                                    1999           1998
                                                    ----           ----

   Land                                         $   40,000     $   40,000
   Buildings                                     1,550,906      1,549,029
   Tools, dies and molds                           448,753        427,931
   Machinery and equipment                         771,250        733,730
   Furniture and fixtures                          600,248        428,841
   Vehicles                                         98,451         86,642
                                                 ---------      ---------
                                                 3,509,608      3,266,173
   Accumulated depreciation                      2,053,337      1,950,867
                                                 ---------      ---------
                                                $1,456,271     $1,315,306
                                                 =========      =========

NOTE 4   NOTE PAYABLE

The Company has a 1% over prime demand revolving loan agreement with a bank. Maximum borrowings are $6,000,000 subject to a borrowing base formula. The agreement is secured by accounts receivable, inventory, equipment, assignment of life insurance proceeds of $1,000,000 each on policies covering three officers, general intangibles and personal guarantees of three officers of the Company for up to $500,000 each.

NOTE 5   LONG-TERM DEBT

Long-term debt at March 31 consists of the following:

                                                    1999           1998
                                                    ----           ----

10% subordinated note payable to related party;
interest due quarterly; principal due March 24,
2000; secured by substantially all assets of
the Company; the note increased during 1999 for
accrued interest converted to principal         $1,051,479     $1,000,000


9.244% note payable to IBM Credit Corporation;
due in monthly installments of $1,825 including
interest through December 2001; secured by
software                                            53,000           -
                                                 ---------      ---------
                                                 1,104,479      1,000,000

Current maturities                               1,069,218           -
                                                 ---------      ---------
                                                $   35,261     $1,000,000
                                                 =========      =========

Maturities for the next three years are as follows:

                 2000                           $1,069,218
                 2001                               19,451
                 2002                               15,810

The notes payable to bank and related party have covenants including reporting requirements and minimum equity requirements. The Company was in compliance with the loan covenants or has received appropriate waivers.


NOTE 6 - INCOME TAXES

The provision for income taxes for 1999 and 1998 consists of the following:

                                                    1999           1998
                                                    ----           ----
   Federal income tax                           $     -       $      -
   State income tax                                   -              -
   Deferred income taxes                           660,000       465,000
   Change in valuation allowance                  (610,000)      (465,000)
                                                 ---------     ----------
                                                $   50,000    $      -
                                                 =========     ==========

The reconciliation of the statutory federal tax rate to the provision for income taxes is as follows:

                                                    1999           1998
                                                    ----           ----

   Federal statutory rate                           34.0%          34.0%
   State taxes, net of federal benefit               5.0            5.0
   Valuation allowance                             (30.9)         (39.0)
   Other                                            (5.6)            -
                                                   -----          -----
                                                     2.5%            -

Significant components of the Company's deferred tax assets at March 31 are summarized as follows:

                                                           Assets
                                                           ------
                                                    1999           1998
                                                    ----           ----

   Allowance for doubtful accounts              $   20,000     $   25,000
   Inventories                                     420,000        403,000
   Warranty reserve                                 50,000        114,000
   Other                                            85,000         (7,000)
   Tax loss carryforwards                        1,125,000      1,825,000
   Less valuation allowance                           -          (610,000)
                                                 ---------      ---------
   Total                                        $1,700,000     $1,750,000
                                                 =========      =========

The Company has assessed its past earnings history and trends, sales backlog, budgeted sales, and expiration dates of carryforwards and has determined that it is more likely than not that at March 31, 1999 and 1998, $1,700,000 and $1,750,000, respectively, of deferred tax assets will be realized and has provided a valuation allowance on amounts in excess of this. As of March 31, 1999 no valuation allowance was provided, while at March 31, 1998 a valuation allowance of $760,000 ($315,000 current, $445,000 long-term) was provided.

At March 31, 1999, the Company has a federal net operating loss carryforward of approximately $2,885,000, which expires in 2011. Future changes in ownership could limit the amount of net operating loss carryforwards available in any one year.


NOTE 7   COMMITMENTS AND CONTINGENCIES

The Company leases a facility in Elkhart, Indiana from a related party. The Company entered into a five year lease on April 1, 1997 with monthly payments of $11,800. The Company pays utilities, insurance, property taxes and maintenance costs. Future annual rental for these facilities is $141,600 for a total of $424,800 through April 1, 2002.

The Company rents delivery vehicles on an as needed basis.

Rental expense for 1999 and 1998 was approximately $202,500 and $152,000.

Certain litigation arising in the ordinary course of business is pending against the Company. The Company believes that the ultimate outcome of these actions will not result in a material adverse effect on the Company's financial position, results of operations or cash flows.

NOTE 8 - BENEFIT PLANS

Substantially all of the Arkansas union shop employees are covered under a multi-employer pension plan. The current contribution rate is 22.5 cents for each hour compensated. Pension expense for 1999 and 1998 was $24,191 and $27,705.


NOTE 9 - INSURANCE RECOVERY AND GAIN ON FIRE LOSS SETTLEMENT

The Company had a fire at the Elkhart facility on March 25, 1998 which damaged inventory and a piece of equipment. The amount recorded as a receivable for insurance recovery was based on a reasonable estimate at March 31, 1998 and was received in 1999. A gain of approximately $160,000 was recognized at March 31, 1998 for the insurance value in excess of the inventory carrying value. The insurance recovery was netted with cost of sales for the inventory destroyed.

                             DO GROUP, INC.
                 UNAUDITED CONSOLIDATED BALANCE SHEET
                           December 31, 1999

ASSETS
Current assets
   Cash                                           $      -
   Accounts receivable                              3,349,149
   Receivable from related party                      251,432
   Inventories                                      4,649,585
   Prepaid expenses                                   270,622
                                                   ----------
Total current assets                                8,520,788

Net property, plant and equipment                   1,806,467

Other assets
   Deferred tax asset                               1,432,667
                                                   ----------
                                                    1,432,667
                                                   ----------
                                                  $11,759,922
                                                   ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
   Checks written in excess of bank balance       $   542,491
   Accounts payable                                 1,989,235
   Accrued salaries and commissions                   684,517
   Accrued other taxes                                  3,950
   Note payable                                     3,595,225
   Note payable to affiliate                        2,264,983
                                                   ----------
Total current liabilities                           9,080,401

Shareholders' equity
   Common stock, no par value; 2,526 shares
      authorized and 2,525.242 shares issued
      and outstanding                               2,474,308
   Additional paid-in capital                         721,921
   Accumulated deficit                               (516,708)
                                                   ----------
                                                    2,679,521

                                                  $11,759,922
                                                   ==========

                          DO GROUP, INC.
                CONSOLIDATED STATEMENT OF INCOME
                     AND ACCUMULATED DEFICIT
               Nine months ended December 31, 1999


Sales                                             $12,268,046

Cost of goods sold                                  9,284,246
                                                  -----------

Gross profit                                        2,893,800

Selling, general and administrative
  expenses                                          1,917,628
                                                  -----------

Income before interest expense and income taxes     1,066,172

Interest expense                                      296,193
                                                  -----------

Income before income taxes                            769,979

Provision for income taxes                            300,302
                                                  -----------

Net income                                            469,677

Accumulated deficit at
  beginning of year                                  (986,385)
                                                  -----------


Accumulated deficit at end of year                $  (516,708)
                                                  ===========

                              DO GROUP, INC.
            UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            December 31, 1999


Cash flows from operating activities
   Net income                                     $   469,678
   Adjustments to reconcile net income to net cash
    from operating activities
       Depreciation                                   131,032
       Deferred income taxes                          271,334
       Changes in assets and liabilities
          Accounts receivable                        (431,232)
          Inventories                              (3,019,791)
          Other assets                               (298,391)
          Checks written in excess of bank balance    179,535
          Accounts payable                          1,180,922
          Other liabilities                          (323,274)
                                                   ----------
       Net cash from operating activities          (1,840,187)

Cash flows from investing activities
   Capital expenditures                              (481,228)
   Increase in note receivable from affiliate       1,213,504
                                                   ----------
       Net cash from investing activities             732,276

Cash flows from financing activities
   Net increase (decrease) in bank line of credit   1,076,362
   Principal payments on long-term debt               (35,261)
                                                   ----------
       Net cash from financing activities           1,041,101

Net change in cash                                    (66,810)

Cash at beginning of year                              66,810
                                                   ----------
Cash at end of year                               $      -
                                                   ==========

(b) Pro forma financial information.

UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma condensed financial statements are based upon the historical financial statements of Mity-Lite and DO Group, Inc. (DO Group), and should be read in conjunction with those historical financial statements as they appear elsewhere. The unaudited pro forma condensed statements of operations for the year ended March 31, 1999 and for the nine months ended December 31, 1999 present the pro forma results of operations of Mity-Lite as if the DO Group acquisition had been consummated as of April 1, 1998. The unaudited pro forma condensed balance sheet presents the pro forma financial position of Mity-Lite as of December 31, 1999. The unaudited pro forma condensed financial statements have been included as required by the rules of the SEC and are provided for illustrative purposes only. Such statements do not purport to be indicative of the results which would actually have been obtained if the acquisitions had been effected on the dates indicated, nor are they indicative of the results of future operations.


                                           MITY-LITE, INC. AND
                                              DO GROUP, INC.
                  UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                               FOR THE TWELVE MONTHS ENDED MARCH 31, 1999

                                                                                          Pro Forma
                                                                                         Mity-Lite, Inc.
                                  Mity-Lite,         DO Group           Pro Forma        and DO Group
                                     Inc.              Inc.            Adjustments          Inc.(1)
                                 -----------        -----------        -----------        -----------
Net sales                        $29,467,000        $15,139,000        $      -           $44,606,000
Cost of products sold             18,121,000         10,282,000            163,000 (3)
                                                                            99,000 (4)     28,665,000
                                 -----------        -----------        -----------        -----------
Gross profit                      11,346,000          4,857,000           (262,000)        15,941,000
Expenses:
   Selling, general and
    administrative                 5,567,000          2,509,000             62,000 (5)      8,138,000
   Research and development          549,000               -                  -               549,000
                                 -----------        -----------        -----------        -----------
Total expenses                     6,116,000          2,509,000             62,000          8,687,000
                                 -----------        -----------        -----------        -----------
Income from operations             5,230,000          2,348,000           (324,000)         7,254,000
Other income (expense):
   Interest expense                  (10,000)          (375,000)           375,000 (6)        (10,000)
   Interest income                   442,000               -              (180,000)(7)        262,000
   Equity in income of affiliate     480,000               -              (480,000)(8)           -
   Other                             (38,000)              -                  -               (38,000)
                                 -----------        -----------        -----------        -----------
Total other income                   874,000           (375,000)          (285,000)           214,000
                                 -----------        -----------        -----------        -----------
Income before provision for
    income taxes                   6,104,000          1,973,000           (609,000)         7,468,000
Provision for income taxes         2,174,000             50,000            507,000 (9)      2,731,000
                                 -----------        -----------        -----------        -----------
Net income                       $ 3,930,000        $ 1,923,000       ($ 1,116,000)       $ 4,737,000
                                 ===========        ===========        ===========        ===========

                                           MITY-LITE, INC. AND
                                              DO GROUP, INC.
                  UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                               FOR THE NINE MONTHS ENDED DECEMBER 31, 1999

                                                                                          Pro Forma
                                                                                         Mity-Lite, Inc.
                                  Mity-Lite,         DO Group           Pro Forma        and DO Group
                                     Inc.              Inc.            Adjustments          Inc.(1)
                                 -----------        -----------        -----------        -----------
Net sales                        $33,925,000        $12,268,000       ($ 3,026,000)(10)   $43,167,000
Cost of products sold             20,495,000          9,284,000         (3,026,000)(10)
                                                                            75,000 (4)     26,828,000
                                 -----------        -----------        -----------        -----------
Gross profit                      13,430,000          2,984,000            (75,000)        16,339,000
Expenses:
   Selling, general and
    administrative                 7,781,000          1,918,000             46,000 (5)      9,745,000
   Research and development          650,000               -                  -               650,000
                                 -----------        -----------        -----------        -----------
Total expenses                     8,431,000          1,918,000             46,000         10,395,000
                                 -----------        -----------        -----------        -----------
Income from operations             4,999,000          1,066,000           (121,000)         5,944,000
Other income (expense):
   Interest expense                  (23,000)          (296,000)           296,000 (6)        (23,000)
   Interest income                   333,000               -              (135,000)(7)        198,000
   Equity in income of affiliate     306,000               -              (306,000)(8)           -
   Other                             (10,000)              -                  -               (10,000)
                                 -----------        -----------        -----------        -----------
Total other income                   606,000           (296,000)          (145,000)           165,000
                                 -----------        -----------        -----------        -----------
Income before provision for
    income taxes                   5,605,000            770,000           (266,000)         6,109,000
Provision for income taxes         2,080,000            300,000            (86,000)(9)      2,294,000
                                 -----------        -----------        -----------        -----------
Net income                       $ 3,525,000        $   470,000        $  (180,000)       $ 3,815,000
                                 ===========        ===========        ===========        ===========

                                           MITY-LITE, INC. AND
                                              DO GROUP, INC.
                      UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEETS
                                         AS OF DECEMBER 31, 1999

                                                                                                Pro Forma
                                                                                                Mity-Lite,
                                         Mity-Lite,        DO Group,        Pro Forma          Inc. and DO
                                            Inc.             Inc.          Adjustments        Group, Inc.(2)
                                        -----------      ------------      -----------          -----------
ASSETS
Current assets:
  Cash and cash equivalents             $ 4,284,000       $      -         ($ 2,127,000)(11)
                                                                             (1,269,000)(12)    $   888,000
  Available-for-sale securities           2,326,000              -           (2,326,000)(12)           -
  Accounts receivable                     8,142,000         3,600,000          (251,000)(13)     11,491,000
  Inventory                               1,407,000         4,650,000           162,000 (14)      6,219,000
  Deferred tax asset                        250,000              -                 -                250,000
  Prepaid expenses and other current
   assets                                   723,000           271,000           (40,000)(11)        954,000
                                        -----------       -----------       -----------         -----------
Total current assets                     17,132,000         8,521,000        (5,851,000)         19,802,000
  Net property, plant and equipment       3,752,000         1,806,000           905,000 (4)       6,463,000
  Deferred tax asset                           -            1,433,000              -              1,433,000
  Investment in affiliate                 1,709,000              -            3,107,000 (11)
                                                                             (4,557,000)(15)
                                                                               (259,000)(18)           -
  Note receivable from affiliate          2,280,000              -           (2,265,000)(16)         15,000
  Intangibles                             2,690,000              -            1,232,000 (17)      3,922,000
                                        -----------       -----------       -----------         -----------
Total assets                            $27,563,000       $11,760,000      ($ 7,688,000)        $31,635,000
                                        ===========       ===========       ===========         ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Accounts payable - trade              $ 2,016,000       $ 1,989,000          (251,000)(13)      3,754,000
  Accrued wages, taxes and other          1,610,000           689,000              -              2,299,000
  Checks in excess of bank balance             -              542,000              -                542,000
  Notes payable                             463,000         3,595,000        (3,595,000)(12)        463,000
  Notes payable to related party               -            2,265,000        (2,265,000)(16)           -
                                        -----------       -----------       -----------         -----------
Total current liabilities                 4,089,000         9,080,000        (6,111,000)          7,058,000
Deferred income tax liabilities             343,000              -             (259,000)(18)
                                                                                422,000 (19)        506,000
Shareholders' equity:
  Common stock                               48,000         2,474,000        (2,474,000)(20)         48,000
  Paid-in-capital                         7,934,000           722,000           940,000 (11)
                                                                               (722,000)(20)      8,874,000
  Retained earnings (deficit)            15,012,000          (516,000)          516,000 (20)     15,012,000
  Accumulated other comprehensive income    137,000              -                 -                137,000
                                        -----------       -----------       -----------         -----------
Total Stockholders' Equity               23,131,000         2,680,000        (1,740,000)         24,071,000
                                        -----------       -----------       -----------         -----------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY                                $27,563,000       $11,760,000      ($ 7,688,000)        $31,635,000
                                        ===========       ===========       ===========         ===========

See accompanying Notes to Unaudited Pro Forma Consolidated Condensed Financial Statements

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(1) The DO Group, Inc. acquisition was consummated effective April 1, 2000. Pro forma income statement information is included for the year ended March 31, 1999 and the nine months ended December 31, 1999 as if the acquisition was consummated on April 1, 1998. These pro forma financial statements reflect the necessary adjustments as if Mity-Lite commenced consolidating the DO Group, Inc. on April 1, 1998.

(2) Pro forma balance sheet information is included as of December 31, 1999. These pro forma financial statements reflect any necessary adjustments as if the acquisition was consummated on December 31, 1999.

(3) Represents amounts resulting from increasing the value of finished goods and work in process inventory to estimated selling prices less the sum of (a) costs to complete the inventory, (b) costs of disposal, and (c) a reasonable profit allowance for the finishing the inventory and selling efforts.

(4) Represents depreciation of amounts related to the difference between the book value and fair value (based on appraisals) of DO Group's property, plant and equipment. The difference for land and buildings, estimated at $489,000 will be depreciated on a straight-line basis over a 30 year period. The difference for machinery and equipment, estimated at $416,000, will be depreciated on a straight-line basis over a 5 year period.

(5) Represents amortization of amounts related to the difference between Mity-Lite's acquisition cost and the underlying value of net assets purchased. The total difference, estimated at $1,232,000 will be amortized on a straight-line basis over a 20 year period.

(6) Represents interest expense that would not have been incurred due to Mity-Lite's actions to pay off DO Group's entire note payable at the time of acquisition.

(7) Represents estimated interest income lost from excess cash reserves used to pay off DO Group's note payable at the time of acquisition.

(8) Represents the elimination of Mity-Lite's 49.9 percent interest in DO Group's net income. Prior to acquisition, Mity-Lite utilized the equity method of accounting for its investment. Under the equity method, Mity-Lite recognized its proportionate share of the earnings or losses of DO Group as incurred. After acquiring the remaining 50.1 percent interest in DO Group, consolidation accounting is used.

(9) Represents the change in the income tax provision resulting from the other pro forma adjustments to the income statement, except goodwill amortization, utilizing a 39% estimated effective tax rate. For the twelve months ended March 31, 1999, an additional adjustment of $720,000 was made to increase the provision for income taxes of the DO Group. Prior to the acquisition, DO Group was offsetting its income with a tax loss carryforward for which a valuation allowance had been established. This adjustment was made to reflect DO Group's results had they been fully taxed.

(10) Represents the elimination of DO Group sales to Center Core, Inc., a wholly owned subsidiary of Mity-Lite, Inc.

(11) Represents the cash paid, stock issued, and prepaid acquisition expenses incurred to complete the acquisition of DO Group, Inc.

(12) Represents the cash and available for sale securities used to pay off DO Group's note payable.

(13) Represents the elimination of intercompany accounts receivable and accounts payable between DO Group and Center Core respectively.

(14) Represents the estimated value of inventory resulting from increasing the value of finished goods and work in process inventory to estimated selling prices less the sum of (a) costs to complete the inventory, (b) costs of disposal, and (c) a reasonable profit allowance for finishing the inventory and selling efforts. Raw materials are valued at current replacement costs.

(15) Represents the elimination of Mity-Lite's investment in affiliate account resulting from its 49.9 percent interest and its recent 50.1 percent investment. Prior to acquisition, Mity-Lite utilized the equity method of accounting for its 49.9 percent interest in DO Group. After acquisition of the remaining 50.1 percent interest in DO Group, consolidation accounting is used.

(16) Represents the elimination of intercompany notes receivable and notes payable between Mity-Lite, Center Core and DO Group.

(17) Represents the amount of intangible assets related to the difference between Mity-Lite's acquisition cost and the underlying value of net assets purchased. This difference will be amortized on a straight-line basis over a 20 year period.

(18) Represents the reversal of the deferred tax liability resulting from the equity method of accounting for the historical equity in income of DO Group.

(19) Represents the current deferred tax liability based on the differences in asset values of inventory, property, plant and equipment for book and tax purposes.

(20) Represents the elimination of DO Group's stockholders equity as a result of the acquisition.


(c) Exhibits. See Index to Exhibits incorporated herein in its entirety by this reference.


                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          MITY-LITE, INC.


Date: June 13, 2000                       /s/ Bradley T Nielson
                                          -------------------------------
                                          Bradley T Nielson
                                          Chief Financial Officer
                                          (Principal Financial and
                                          Accounting Officer)

INDEX TO EXHIBITS


2.12* Stock Purchase Agreement, By and Among DO Group Holding, Inc., David Kebrdle, Mary M. Kebrdle, Martha S. Federico, Estate of Chester E. Dekko, Dennis Kebrdle, Domenic Federico and Mity-Lite, Inc. dated March 17, 2000.

23     Consent of Crowe, Chizek and Company LLP

* Exhibit previously filed on the Form 8-K dated April 1, 2000.